                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        PACIFICHEALTH LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                       22-3367588
--------------------------------               ---------------------------------
(State or other jurisdiction of                (IRS Employer Identification No.)
  incorporation or organization)

                          1480 Route 9 North, Suite 204
                              Woodbridge, NJ 07095
                                  732/636-6141
               (Address, including zip code, telephone number and
             area code, of registrant's principal executive offices)

                   Stephen P. Kuchen, Vice President, Finance
                          1480 Route 9 North, Suite 204
                              Woodbridge, NJ 07095
                             Telephone 732/636-6141
                             Facsimile 732/636-7410

                                   copies to:

                             Gary A. Miller, Esquire
                      Eckert Seamans Cherin & Mellott, LLC
                         1515 Market Street - 9th Floor
                             Philadelphia, PA 19102
                                  215/851-8410
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee


Title of Each Class                                                                     Proposed Maximum           Amount of
Of Securities to be                 Amount to be              Proposed Maximum          Aggregate                  Registration
Registered                          Registered                Offering Price(1)         Offering Price(1)          Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                       56,875(2)                 $3.75(3)                    $213,281
$.001 par value

Common Stock                        120,000(2)                $8.70(4)                  $1,044,000
 .001 par value

Common Stock                        100,000(2)                $3.27(5)                    $327,000
 .001 Par Value

Common Stock                        751,711(6)                $3.27(7)                  $2,458,095
 .001 Par Value

Totals                              1,028,586                                           $4,042,376                 $966.13

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457.
(2) These shares are issuable upon the exercise of warrants to purchase common stock and are registered for resale.
(3) Based upon warrant exercise price of $3.75.
(4) Based upon warrant exercise price of $8.70.
(5) Based upon warrant exercise price of $.875.
(6) These shares are outstanding shares being offered for resale by certain of our shareholders.
(7) Based on the average of the high and low prices reported on the Nasdaq SmallCap Market for January 18, 2002.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

LEGEND FOR FIRST PAGE OF PROSPECTUS:

The information set forth in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities (except pursuant to a transaction exempt from the registration requirements of the Securities Act of
1933) until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                  SUBJECT TO COMPLETION, DATED JANUARY 24, 2002


                                   PROSPECTUS

                                1,028,586 SHARES

                        PACIFICHEALTH LABORATORIES, INC.
                                  COMMON STOCK

         This prospectus relates to shares of PacificHealth Laboratories, Inc. common stock that certain of our shareholders and holders of warrants may resell for their own accounts. We will not receive any proceeds from the sale of these shares. Specifically, this prospectus relates to the resale of:

o  751,711 shares of common stock that are presently outstanding.

o Up to 120,000 shares of common stock reserved for issuance upon exercise of warrants issued to First Montauk Securities Corp. pursuant to an Underwriting Agreement in connection with our initial public offering in December of 1997.

o Up to 56,875 shares of common stock reserved for issuance upon exercise of warrants issued to certain individuals in July of 1996.

o Up to 100,000 shares of common stock reserved for issuance upon exercise of warrants issued to David Portman, a director of the Company, in May of 2001.

         The shareholders and holders of warrants who may resell shares according to this prospectus are listed on page 8 of this prospectus. We will refer to these shareholders and holders of warrants as the "Selling Shareholders".

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "PHLI". The high, low and last sale prices of our common stock on January 18, 2002, as reported by Nasdaq, were $3.34, $3.20 and $3.29, respectively.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 24, 2002.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY...........................................................  1

NOTE ABOUT FORWARD-LOOKING STATEMENTS........................................  2

RISK FACTORS.................................................................  3

AVAILABILITY OF ADDITIONAL INFORMATION.......................................  6

DILUTION.....................................................................  7

USE OF PROCEEDS..............................................................  7

SELLING SHAREHOLDERS.........................................................  8

PLAN OF DISTRIBUTION.........................................................  9

LEGAL MATTERS ............................................................... 11

EXPERTS...................................................................... 11

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION......................... 11

         In making a decision whether or not to buy any shares offered by this prospectus you should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from the information in this prospectus. The information in the prospectus is accurate only as of the date of this prospectus, regardless of the time this prospectus is delivered or any shares are sold.

         In this prospectus, unless the context indicates otherwise, the terms "PacificHealth", "we", "us" and "our" refer to PacificHealth Laboratories, Inc.

         For investors outside the United States: Neither we nor, to our knowledge, any other person has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

                               PROSPECTUS SUMMARY

Company Summary

         We are a research based nutrition technology company that researches, develops and commercializes functionally unique proprietary products for sports performance, weight loss and Type 2 diabetes which can be marketed without prior Food and Drug Administration approval under current regulatory guidelines. Our principal executive offices are located at 1480 Route 9 North, Suite 204, Woodbridge, New Jersey, 07095 and our telephone number is (732) 636-6141.

         We select product categories in which we believe: (1) there has been little prior innovation, (2) market potential justifies broad scale consumer advertising and (3) a proprietary position can be established and maintained. Our three primary areas of research to date have been sports nutrition, weight loss and diabetes.

         Our initial product, ENDUROX(R), is a dietary supplement of which the principal ingredient is the herb ciwujia. Laboratory tests and trials have demonstrated that ENDUROX changes the way the body fuels a workout by shifting the fuel source from carbohydrate to fat. We introduced ENDUROX in March 1996 and commenced commercial sales of the product in May 1996.

         ENDUROX EXCEL(R) was introduced in March 1997. ENDUROX EXCEL contains 50% more ciwujia than regular ENDUROX, plus vitamin E. It is targeted to "serious" athletes, i.e., individuals who engage in competitive athletics or whose exercise regimen is comparable to that of a competitive athlete.

         We launched ENDUROX R4 Performance / Recovery Drink in March 1999. ENDUROX R4 was tested against the nation's leading sports drink and shown to deliver equal hydration effectiveness, while enhancing performance and extending endurance by 55%, decreasing post-exercise muscle stress by 36%, reducing free radical build-up by 69%, and increasing insulin levels by 70%. At the present time, this product is being sold in over 5,000 retail outlets including General Nutrition Centers, health food stores, athletic chains and bicycle retailers, as well as through catalog and Internet companies.

         SATIETROL, our new weight loss product, is based on the use of nutritional ingredients to stimulate cholecystokinin (CCK), a protein released after eating which has shown to be an important satiety signal in humans. Studies have shown that an injection of CCK reduced food intake by 16-22%. Our research efforts have focused on developing a calorically efficient nutritional formula that can be taken orally which would stimulate CCK release and extend its duration of action. SATIETROL is useful in the control of weight by helping overweight individuals feel fuller or more satiated while eating less food. Clinical studies have shown that SATIETROL, a pre-meal beverage, can reduce hunger up to 43% 3 1/2 hours after eating.

         During the second quarter of 2001, we entered into an exclusive license agreement with GlaxoSmithKline ("GSK"), one of the world's largest pharmaceutical companies, that provides GSK with worldwide rights to the trademarks, technology, patents, and know how for SATIETROL. Under the agreement, we received an initial payment of $1,000,000 and will receive additional achievement payments over the next two years provided GSK meets certain development goals. We will also receive ongoing product royalties upon launch of the product by GSK. Until GSK launches their SATIETROL product we can continue to sell the SATIETROL line of products. At that time, we can continue to market the powdered meal replacement product, currently sold under the name SATIETROL COMPLETE(R), without using the Satietrol(R) name, in the current health food store channels of distribution. GSK will be responsible for future manufacturing, marketing, and sales upon launch by GSK.

         In the second quarter of 2001, we launched ACCELERADE, a sports drink that uses the ENDUROX R4 technology. The ENDUROX R4 technology features the patented 4-1 ratio of carbohydrate to protein which speeds the movement of carbohydrate from the blood into the muscle during exercise. In clinical trials we conducted, subjects taking ACCELERADE during exercise increased endurance performance by 24% compared to subjects drinking a conventional sports drink containing the same amount of carbohydrate.

Information on Outstanding Shares

         Common stock outstanding before the offering ................ 6,039,203
         Common stock outstanding after the offering ................. 6,316,078

         In the above table, the number of shares of common stock outstanding before the offering is the number of shares outstanding on November 30, 2001. The number of shares of common stock outstanding after the offering is based on the number of shares outstanding before the offering plus the maximum number of shares issuable upon the exercise of warrants that may be resold pursuant to this prospectus. The holders of the warrants are not required to exercise them, however, and it is unlikely that any holder would do so unless the market price of our common stock exceeded the exercise price of the warrants. The exercise price of the warrants ranges from $.875 to $8.70.

                      NOTE ABOUT FORWARD-LOOKING STATEMENTS

         We have made statements under the captions "Prospectus Summary" and "Risk Factors" in this prospectus that are forward-looking statements. Similar statements are made in documents that we have incorporated by reference into this prospectus. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe," "estimate," and similar terminology. Forward-looking statements address, among other things:

o the development of new products and the expansion of the market for current products;

o  implementing aspects of our business plans;

o  financing goals and plans; and

o  our expectations regarding actions to be taken by parties other than us.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict and/or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our forward-looking statements are made as of the date of this prospectus, and we assume no duty to update them or to explain why actual results may differ except as we are required to do by law.

                                  RISK FACTORS

         You should carefully consider the following risks and other information in this prospectus before deciding to purchase our common stock. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We have no manufacturing capabilities and we are dependent upon other companies to manufacture our products.

         We have no manufacturing facilities and have no present intention to manufacture any of our products. We are dependent upon contractual relationships with manufacturers to fulfill our product needs. Our ability to market and sell our products requires that such products be manufactured in commercial quantities and in compliance with applicable federal and state regulatory requirements. In addition, we must be able to manufacture our products at a cost that permits us to charge a price acceptable to the customer while also accommodating distribution costs and third party sales compensation. Competitors who do own their own manufacturing may have an advantage over us with respect to pricing, availability of product and in other areas through their control of the manufacturing process.

Government regulation of the processing, formulation, packaging, labeling and advertising of our products can impact our ability to market products.

         We market products that fall under two types of Food and Drug Administration ("FDA") regulations, Nutritional Supplements and Dietary Supplements. Nutritional Supplements contain food and Generally Regarded As Safe ingredients and do not require FDA approval or notification. Such products must follow labeling guidelines outlined by the FDA.

         Under the Dietary Supplement Health and Education Act of 1994, companies that manufacture and distribute dietary supplements are limited in the statements that they are permitted to make with regard to nutritional support on the product label without FDA approval. In addition, a manufacturer of a dietary supplement must have substantiation for any such statement made and must not claim to diagnose, mitigate, treat, cure or prevent a specific disease or class of disease. The product label must also contain a prominent disclaimer. These restrictions may restrict our flexibility in marketing our product.

         We believe that all of our existing and proposed products are dietary supplements that do not require governmental approvals to market in the United States. The processing, formulation, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities also are subject to regulation by various agencies of the states and localities in which our products are sold. Among other things, such regulation puts a burden on our ability to bring products to market. In addition, any change in the current regulatory environment could have a material adverse impact on our ability to bring new products to the market and on future sales of existing products.

We are dependent upon our President and the loss of his services could have a material adverse impact on us.

         We have relied extensively on the services of Dr. Robert Portman. Dr. Portman will continue to play a key role in our management and the loss of his services would materially and adversely affect us and our prospects. We have obtained a $2,000,000 "key man" life insurance policy covering Dr. Portman, but it is unlikely that the proceeds from such policy would be adequate to fully compensate us for the loss of Dr. Portman's services.

We face substantial competition.

         The dietary supplement industry is highly competitive. It is relatively easy for new companies to enter the industry due to the availability of numerous contract manufacturers, a ready availability of natural ingredients, and a relatively relaxed regulatory environment. Numerous companies compete with us in the development, manufacture and marketing of supplements as their sole or principal business. Generally, these companies are well funded and sophisticated in their marketing approaches.

         Depending on the product category, our competition varies. The sports drink market in which Endurox R4 and Accelerade compete is dominated by such brands as Gatorade and Powerade who sell ready-to-drink products, as well as smaller companies such as Cytosport (Cytomax), Champion Nutrition (Revenge), and Twin Labs (Ultrafuel) who sell powdered, ready-to-mix products. In addition, there are a number of new foreign entries such as Enervit and Extran that have recently introduced sports drinks into the U.S. focusing on the endurance athlete. Increased competitive activity from such companies could have a material, adverse effect on us since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities.

         The competitive market for weight loss products is divided into four basic segments: herbal supplements (e.g., Metabolite), meal replacement products (e.g., Slim Fast), food plans (e.g., Weight Watchers) and prescription products (e.g., Xenical). Today, weight loss products are manufactured by dietary supplement manufacturers, pharmaceutical manufacturers, diet food companies (e.g. Slim Fast Foods Company) and over-the-counter drug companies. Intense competitive activity in this arena could have a material, adverse effect on us as most of the companies who have products in this category have greater financial, marketing, sales, manufacturing and distribution resources.

We are dependent on a significant customer and may be adversely affected if that customer discontinues its relationship with us.

         Our largest customer, General Nutrition Centers, accounted for approximately 44% of net sales in fiscal 2000, and 45% of net sales for the nine month period ended September 30, 2001. The loss of General Nutrition Centers as a customer, the loss of a significant number of other major customers, or a significant reduction in purchase volume by or financial difficulty of such customers could have a material adverse effect on our results of operations or financial condition. We have no agreement with or commitment from any customer to make future purchases. There can be no assurance that General Nutrition Centers will continue as a major customer.

We may be subject products liability claims and may not have adequate insurance to cover such claims.

         Like other retailers, distributors and manufacturers of products that are designed to be ingested, we face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury.

With respect to product liability claims, we have coverage of $5,000,000 per occurrence and in the aggregate. However, we cannot be sure we will be able to continue to secure the necessary insurance at a reasonable cost. In addition, we may not be able to secure insurance that will be adequate to cover liabilities. We generally do not obtain contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the other party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on us.

We may be adversely affected by unfavorable publicity relating to our product or similar products manufactured by our competitors.

         We believe that the dietary supplement market is affected by national media attention regarding the consumption of these products. Future scientific research or publicity may be unfavorable to the dietary supplement market generally or to any particular product and may be inconsistent with earlier favorable research or publicity. Adverse publicity associated with illness or other adverse effects resulting from the consumption of products distributed by other companies which are similar to our products could have a material adverse impact on us. This may occur even if the publicity did not relate to our products. Adverse publicity directly concerning our products could be expected to have an immediate negative effect on the market for that product.

We depend on patents and other proprietary technologies that we may not be able to obtain, and the patents we hold may not protect our position.

         Our long-term success will substantially depend upon protecting our technology from infringement, misappropriation, discovery and duplication. To the extent we do not have patents on our products, there can be no assurance that another company will not replicate one or more of our products nor is there any assurance that patents which are obtained will provide meaningful protection or significant competitive advantages over competing products. For example, our use patent on ciwujia would not prevent sale of a product using this herb with a claimed benefit or use that was not covered by our patent.

         We cannot be sure that any future patent applications for new products will be granted. We cannot be sure that any of our pending patent applications will be granted, or that any patents that we own or will obtain in the future will fully protect our position. Our patent rights, and the patent rights of similar companies, are highly uncertain and include complex legal and factual issues. We cannot be sure our patent rights will provide meaningful protection against others duplicating our products, because of the complexity of the legal and scientific issues that could arise in litigation over these issues. Furthermore, patent applications are maintained in secrecy in the United States until the patents are approved, and in most foreign countries for a period of time following the date from which priority is claimed. A third party's pending patent applications may cover any technology that we currently are developing.

We have limited the liability of our directors and officers for breaches of the duty of care.

         Our Certificate of Incorporation limits the liability of our directors for monetary damages for breaches of directors' fiduciary duty of care. This provision may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, our Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us.

We may need additional capital, which may not be available to us.

         We may require funds in excess of our existing cash resources to develop new products, to develop or acquire other products or other lines of business, to establish and expand our manufacturing capabilities, and to finance general and administrative and research activities that are not related to specific products under development.

        It is also possible that we will be unable to obtain additional funding as and when we need it. If we were unable to obtain additional funding as and when needed, we could be forced to delay the progress of certain development efforts.

The price of our shares may be volatile, and you could lose all or part of your investment.

         There may be wide fluctuation in the price of our shares. Because of this potential volatility, our shares may be an unsuitable investment for investors who might be required to sell the shares at a time when the market price of the shares is depressed. These fluctuations may be caused by several factors including:

o announcements of research activities and technology innovations or new products by us or our competitors;

o  changes in market valuation of companies in our industry generally;

o  variations in operating results;

o  changes in governmental regulations;

o  results of clinical trials of our products or our competitors' products; and

o  regulatory action or inaction on our products or our competitors' products.

                     AVAILABILITY OF ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

         The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all shares offered by this prospectus are sold:

o Annual Report on Form 10KSB for the fiscal year ended December 31, 2000 filed March 28, 2001.

o Quarterly Report on Form 10QSB for the fiscal quarter ended March 31, 2001 filed May 10, 2001, as amended May 21, 2001.

o Quarterly Report on Form 10QSB for the fiscal quarter ended June 30, 2001 filed August 14, 2001.

o  Quarterly Report on Form 10QSB for the fiscal quarter ended
   September 30, 2001 filed November 13, 2001.

o  Proxy Statement filed July 24, 2001.

o  Current Report on Form 8-K filed June 14, 2001, as amended July 5, 2001.

o The description of our common stock contained in our registration statement on Form 8-A, filed December 12, 1997, and including any amendment or report subsequently filed for the purpose of updating the descriptions

         This prospectus is part of a registration statement on Form S-3 (Registration No. 333-_______) filed with the SEC under the Securities Act of 1933 (the "Securities Act"). This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about PacificHealth and our common stock. You may request a copy of these filings at no cost. Please direct your requests to David Portman, Secretary, 1480 Route 9 North, Suite 204, Woodbridge, New Jersey 07095, or call (732)-636-6141.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                    DILUTION

         Purchasers of common stock offered pursuant to this prospectus will incur dilution in their investment that is approximately equal to the difference between the price which they pay for the shares and the net tangible book value of the shares. As of September 30, 2001, our net tangible book value was approximately $.88 per share of common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of shares covered by this prospectus.

                              SELLING SHAREHOLDERS

         The following table lists each person who may resell shares pursuant to this prospectus, and, in addition, sets forth:

o the number of shares of common stock beneficially owned by each Selling Shareholder prior to the offering;

o the number of shares of common stock registered for sale by each Selling Shareholder in the offering; and

o the number of shares of common stock and the percentage of the common stock owned by each Selling Shareholder after the offering, assuming that the Selling Shareholders sell all of the shares registered for their benefit and that the Selling Shareholders exercise all of the warrants issued to them.




                                            Shares
                                         Outstanding      Shares Issuable         Shares             Shares
                                         Owned Prior       Upon Exercise of      Registered           Owned
Selling Shareholder                      to Offering          Warrants            For Sale        After Offering
-------------------                      ------------------------------------------------------------------------
Eleanor M. Harvey                            -0-                2,500               2,500                 0*
Kathleen F. Heine                            -0-                2,500               2,500                 0*
Russell J. Lucas                             5,000             25,937              25,937             5,000*
George B. Lucas                             15,000             25,938              25,938            15,000*
First Montauk Securities Corp. (1)          10,000            120,000             130,000                 0*
David Portman (2)                          188,500            100,000             100,000           188,500(4)
GlaxoSmithKline PLC (3)                    541,711              -0-               541,711                 0*
Jean-Francois Formela                       50,000              -0-                50,000                 0*
Cooperative Holding Corp.                   70,000              -0-                70,000                 0*
Charles Kramer                              53,755              -0-                25,000            28,755*
Lawrence J. & Camille S. Rubenstein         30,000              -0-                30,000                 0*
Frank J. Vecchione                          37,607              -0-                25,000            12,607*
Totals                                   1,001,573            276,875           1,028,586           249,862
-----------------------------------------------------------------------------------------------------------------

* Equals less than 1% of the outstanding shares after the offering.

(1) First Montauk Securities Corp. received these warrants pursuant to an Underwriting Agreement in connection with our initial public offering in December of 1997.
(2) Mr. Portman has served as Secretary and a Director since our inception. Mr. Portman also has served as a director of First Montauk Securities Corp. since 1983.
(3) In the second quarter of 2001, we entered into an exclusive license agreement with GlaxoSmithKline ("GSK") that provides GSK with worldwide rights to the trademarks, technology, patents and know-how for SATIETROL. See "Company Summary" on page 1.
(4) Mr. Portman will own 3.0% of our comon stock after the offering.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this prospectus on behalf of the Selling Shareholders. The Selling Shareholders may offer and sell shares from time to time. In addition, a Selling Shareholder's donees, pledgees, transferees and other successors in interest may sell shares received from a named Selling Shareholder after the date of this prospectus. In that case, the term "Selling Shareholder" as used in this prospectus includes such donees, pledgees, transferees and other successors in interest. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq SmallCap Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by way of any legally available means, including in one or more of the following transactions:

o a block trade in which a broker-dealer engaged by a Selling Shareholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

      Transactions under this prospectus may or may not involve brokers or dealers. The Selling Shareholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

      A portion of the shares registered pursuant to this Prospectus are reserved for issuance upon the exercise of warrants owned by First Montauk Securities Corp. ("FMSC"), one of the Selling Shareholders and a registered broker/dealer. FMSC received these warrants pursuant to an Underwriting Agreement in connection with our initial public offering in December of 1997, in which FMSC acted as lead underwriter. Currently, FMSC is a market-maker in our stock. NASD rules may require that FMSC cease its activities as a market-maker when it attempts to sell the shares registered for its benefit pursuant to this Prospectus.

      One of our directors is also a director of one of the Selling Shareholders. Mr. Portman has served as Secretary and a director of PacificHealth since our inception. Mr. Portman also has served as a director of FMSC since 1983.

      The Selling Shareholders have advised us that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. To our knowledge, the Selling Shareholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the shares covered by this prospectus.

      In connection with distributions of the shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also:

o sell shares short and redeliver the shares to close out these short positions;

o enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or financial institution of the shares, which the broker-dealer or financial institution may resell or otherwise transfer under this prospectus;

o loan or pledge the shares to a broker-dealer or other financial institution that may sell the shares so loaned under this prospectus upon a default; or

o sell shares covered by this prospectus that qualify for sale under Rule 144 under the Securities Act pursuant to that Rule rather than under this prospectus.

         The Selling Shareholders and any broker-dealers participating in the sale of shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of such shares. Any commission, discount or concession received by a broker-dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The Selling Shareholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as fees and disbursements for legal counsel retained by any Selling Shareholder.

         In certain cases, PacificHealth and the Selling Shareholders have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act. The Selling Shareholders also may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

         A supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act to include additional disclosure before offers and sales of the securities in question are made.

         Sales of our shares, whether by the Selling Shareholders, broker-dealers, or other purchasers may be adversely affected if we do not continue to meet listing standards and are delisted from the Nasdaq SmallCap Market or are affected by the Penny Stock Regulations. If our shares are delisted from the Nasdaq SmallCap Market, there will be less interest in the market place for our securities. This may result in lower prices for our securities and make it more difficult for you to sell the shares. We must continue to meet certain maintenance requirements, such as minimum net tangible assets, net income and minimum bid price, in order for our securities to continue to be listed on the Nasdaq SmallCap Market. We may not be able to continue to meet such requirements.

         If our common stock does not qualify for quotation on the Nasdaq SmallCap Market and fails to maintain a price of $1.00 or more per share, our common stock would become subject to the SEC's "penny stock" rules. These rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and its risks. In addition, broker/dealers who recommend penny stocks to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. In the event our common stock became subject to these rules, it may become difficult for broker/dealers to sell our common stock. Shareholders might then have difficulty selling our common stock in the public market.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, Philadelphia, Pennsylvania.

                                     EXPERTS

         Our financial statements as of December 31, 2000 and 1999, and for the years then ended incorporated by reference in this Prospectus and Registration Statement have been audited by Larson, Allen, Weishair & Co., LLP, independent certified public accountants, as set forth in their report which are incorporated by reference herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act.

         Our Certificate of Incorporation contains a provision permitted by Delaware law which eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors' duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of our Certificate of Incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

         Our Amended and Restated Bylaws contains a provision that provides for the indemnification of any individual who was, is, or is threatened to be made a party, by reason of the fact that the individual is a director or officer of PacificHealth or serves in a similar role, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to this provision, the individual is indemnified against all expenses, liability and loss actually and reasonably incurred to the extent such individual is not otherwise indemnified and to the extent such indemnification is permitted by law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PacificHealth pursuant to the forgoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company will pay all reasonable expenses incident to the registration of shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

         SEC registration fee............................. $   966.13
         Legal fees and expenses.......................... $10,000
         Accounting fees and expenses..................... $ 2,500
         State Filing Fees................................ $ 2,000
         Other............................................ $ -0-
                                                           -------
         Total............................................ $15,466.13

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act.

         The Company's Certificate of Incorporation contains a provision permitted by Delaware law which eliminates the personal liability of the Company's directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors' duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of the Company's Certificate of Incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

         The Company's Amended and Restated Bylaws contains a provision that provides for the indemnification of any individual who was, is, or is threatened to be made a party, by reason of the fact that the individual is a director or officer of the Company or serves in a similar role, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to this provision, the individual is indemnified against all expenses, liability and loss actually and reasonably incurred to the extent such individual is not otherwise indemnified and to the extent such indemnification is permitted by law.

ITEM 16. EXHIBITS.


Exhibit Number      Description                                          Incorporated by Reference
--------------      -----------                                          -------------------------
3.1                 Certificate of Incorporation of the Company                      A
                    and all amendments thereto

3.2                 Amended and Restated Bylaws of the Company                       B

4.1                 Specimen Common Stock Certificate                                B

4.2                 Underwriter's Warrant Agreement and
                    Form of Warrant                                                  B

5.1                 Opinion of Eckert Seamans Cherin & Mellott, LLP                  *

23.1                Consent of Larson, Allen, Weishair & Co., LLP                    *

23.2                Consent of Eckert Seamans Cherin & Mellott, LLP                  *
                    (contained in Exhibit 5.1)

---------

*  Filed herewith

A Filed with Registration Statement on Form SB-2 (Registration No. 333-36379) (the "1997 SB-2") on September 25, 1997.

B  Filed with Amendment No. 3 to the 1997 SB-2 on December 17, 1997.

Item 17. UNDERTAKINGS.

We hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form S-3 and have authorized this Registration Statement to be signed on our behalf by the undersigned, our President, on the 24th day of January, 2002.

                              PacificHealth Laboratories, Inc.

                              By: /s/ Robert Portman
                                  ----------------------------
                              Robert Portman, President, Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933 and the requirements of Form S-3, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dated indicated.

/s/Robert Portman      Director and Chief Executive Officer     January 24, 2002
---------------------
Robert Portman

/s/Stephen P. Kuchen   Director and Principal Financial and     January 24, 2002
---------------------  Accounting Officer
Stephen P. Kuchen

/s/David I. Portman    Director and Secretary                   January 24, 2002
---------------------
David I. Portman